Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 2016, relating to the consolidated financial statements of Organovo Holdings, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K, for the year ended March 31, 2016.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 24, 2017